News Release I For Immediate Release
FactSet Reports Results for First Quarter 2024
◦Q1 GAAP revenue of $542.2 million, up 7.4% from Q1 2023.
◦Organic Q1 ASV plus professional services of $2,185.0 million, up 7.1% year over year.
◦Q1 GAAP operating margin of 34.9%, up approximately 80 bps year over year, and adjusted operating margin of 37.6%, down approximately 70 bps from the prior year.
◦Q1 GAAP diluted EPS of $3.84, up 9.1% from the prior year, and adjusted diluted EPS of $4.12, up 3.3% year over year.
◦Fiscal 2024 guidance update: expected ASV plus professional services growth of 5-7%, GAAP revenue growth of 5.5-6%, adjusted operating margin increase of 10-50 bps, and adjusted diluted EPS growth of 6-9%.
◦FactSet has published an AI Blueprint describing plans to responsibly deploy AI solutions to its clients. FactSet Mercury, launched last week, features a new large language model-based workflow tool for junior bankers.

NORWALK, Conn., December 19, 2023 - FactSet (“FactSet” or the “Company”) (NYSE:FDS) (NASDAQ:FDS), a global financial digital platform and enterprise solutions provider, today announced results for its first fiscal 2024 quarter ended November 30, 2023.

First Quarter Fiscal 2024 Highlights
•GAAP revenue increased 7.4%, or $37.4 million, to $542.2 million for the first quarter of fiscal 2024 compared with $504.8 million in the prior year period. Organic(1) revenue grew 7.2% year over year to $541.4 million during the first quarter of fiscal 2024. The increase was primarily due to higher Wealth sales and increased sales of data.
•Annual Subscription Value (ASV) plus professional services was $2,184.6 million at November 30, 2023, compared with $2,039.0 million at November 30, 2022. Organic ASV plus professional services was $2,185.0 million at November 30, 2023, up 7.1% or $145.3 million year over year.
•Organic ASV plus professional services increased $14.3 million over the last three months. Please see the “ASV + Professional Services” section of this press release for details.
•GAAP operating margin increased to 34.9% compared with 34.1% for the prior year, primarily due to a decrease in professional fees, personnel and facilities costs partially offset by higher technology related expenses. Adjusted operating margin decreased to 37.6% compared with 38.3% in the prior year period driven by higher technology expenses partially offset by lower facilities expenses, professional services and travel and entertainment expenses.
•GAAP diluted earnings per share (EPS) increased 9.1% to $3.84 compared with $3.52 for the same period in fiscal 2023, due to higher revenue and margin expansion partially offset by a higher tax rate. Adjusted diluted EPS increased 3.3% to $4.12 compared with $3.99 for the prior year period, driven by revenue growth partially offset by margin compression and a higher tax rate.
•EBITDA increased to $219.0 million, up 9.3% for the first quarter of fiscal 2024 compared with $200.4 million for the same period in fiscal 2023.
•The Company’s effective tax rate for the first quarter of fiscal 2024 increased to 15.2% compared with 13.4% for the three months ended November 30, 2022, primarily due to a lower tax benefit from stock option exercises and restricted stock vesting. The reminder of the increase was due to higher pre-tax income and a higher foreign tax rate, partially offset by foreign tax credits.

"In an environment of continued macroeconomic uncertainty, I remain confident in the health of our business and our strategy, and I am optimistic about our ability to grow our business," said Phil Snow, FactSet CEO. "We are harnessing the power of generative AI to transform our products while expanding the breadth of data and analytics on our open platform."

(1) References to "organic" figures in this press release exclude the current year impact of acquisitions and dispositions completed within the past twelve months and the current year impact from changes in foreign currency. For year to date comparisons, organic revenues excludes current year revenues that were incurred prior to the the first anniversary date of an acquisition.

News Release I For Immediate Release

Key Financial Measures*

(Condensed and Unaudited)	Three Months Ended
	November 30,
(In thousands, except per share data)	2023	2022	Change
Revenues	$542,216	$504,815	7.4%
Organic revenues	$541,393	$504,815	7.2%
Operating income	$189,040	$171,895	10.0%
Adjusted operating income	$203,965	$193,402	5.5%
Operating margin	34.9%	34.1%	81bps
Adjusted operating margin	37.6%	38.3%	(69bps)
Net income	$148,555	$136,798	8.6%
Adjusted net income	$159,127	$155,171	2.5%
EBITDA	$219,002	$200,419	9.3%
Diluted EPS	$3.84	$3.52	9.1%
Adjusted diluted EPS	$4.12	$3.99	3.3%

* See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release.

"We remain vigilant about evolving market conditions as we direct investment toward our most competitive offerings, including AI," said Linda Huber, FactSet CFO. "Also, we are updating our organic ASV guidance for fiscal 2024. We now expect that our organic ASV growth will be in the range of $110 million to $150 million for fiscal 2024, reduced from our previous guidance of $130 million to $175 million, representing ASV growth of 6% at the midpoint."
Annual Subscription Value (ASV) + Professional Services
ASV at any given point in time represents the forward-looking revenues for the next twelve months from all subscription services currently supplied to clients. Professional services are revenues derived from project-based consulting and implementation.
ASV plus professional services was $2,184.6 million at November 30, 2023, compared with $2,039.0 million at November 30, 2022. Organic ASV plus professional services was $2,185.0 million at November 30, 2023, up $145.3 million from the prior year, for a growth rate of 7.1%. Organic ASV plus professional services increased $14.3 million over the last three months.
Buy-side and sell-side organic ASV growth rates for the first quarter of fiscal 2024 were 7.2% and 7.6%, respectively. Buy-side clients, including asset managers, wealth managers, asset owners, hedge funds, partners, and corporate clients, accounted for 82% of organic ASV. The remaining organic ASV came from sell-side firms, including broker-dealers, banking and advisory, private equity and venture capital firms. Supplementary tables covering organic buy-side and sell-side ASV growth rates may be found on the last page of this press release.
Segment Revenues and ASV

ASV from the Americas region was $1,395.0 million compared with ASV in the prior year period of $1,293.1 million. Organic ASV increased 7.9% to $1,395.1 million. Americas revenues for the quarter increased to $348.3 million compared with $323.4 million in the first quarter of last year. The Americas region's organic revenues growth rate was 7.7%.
ASV from the EMEA region was $552.4 million compared with ASV in the prior year period of $522.0 million. Organic ASV increased 5.4% to $552.2 million. EMEA revenues were $139.6 million compared with $130.7 million in the first quarter of fiscal 2023. The EMEA region's organic revenues growth rate was 6.1%.
ASV from the Asia Pacific region was $215.0 million compared with ASV in the prior year period of $201.0 million. Organic ASV increased 8.0% to $215.5 million. Asia Pacific revenues were $54.3 million compared with $50.7 million in the first quarter of fiscal 2023. The Asia Pacific region's organic revenues growth rate was 7.5%.

News Release I For Immediate Release
Segment ASV does not include professional services, which totaled $22.2 million at November 30, 2023
Operational Highlights – First Quarter Fiscal 2024
•Client count as of November 30, 2023 was 7,945, a net increase of 24 clients in the past three months, driven by an increase in private equity/venture capital, corporates and wealth management clients. The count includes clients with ASV of $10,000 and more.
•User count increased by 17,111 to 207,083 in the past three months, driven by an increase in wealth management users.
•Annual ASV retention was greater than 95%. When expressed as a percentage of clients, annual retention was 90%.
•Employee count was 12,515 as of November 30, 2023, up 7.6% over the last twelve months, with the increase primarily in FactSet's Centers of Excellence. Growth was driven by an increase in the content, product, and technology organizations. 68% of FactSet employees are located in the Centers of Excellence.
•Net cash provided by operating activities increased to $155.1 million compared with $106.6 million for the first quarter of fiscal 2023, primarily due to an increase in cash collections in the current year. Quarterly free cash flow increased to $138.7 million compared with $88.7 million a year ago, an increase of 56.4%, driven by an increase in net cash provided by operating activities.
•A quarterly dividend of $37.3 million, or $0.98 per share, will be paid on December 21, 2023, to holders of record of FactSet’s common stock at the close of business on November 30, 2023.
•FactSet has published its AI Blueprint, a plan to develop workflows that responsibly deploy AI solutions to clients.
◦FactSet Mercury, launched last week, is an innovative large language model-based knowledge agent to power digital workflows and to enhance fact-based decision making for junior bankers.
◦FactSet Mercury is part of FactSet Explorer, a program that enables clients to gain early access to GenAI-powered "beta" products and to contribute to their development.
◦FactSet previously launched AI-enhanced transcript summaries and StreetAccount news summaries.

•FactSet continues to expand its multi-asset class coverage via a strategic investment in Accelex, which works in the private assets portfolio monitoring space. Accelex, with whom FactSet previous announced a partnership, offers automated document extraction for private market investments.
Share Repurchase Program
FactSet repurchased 135,950 shares of its common stock for $59.9 million at an average price of $440.67 during the first quarter under the Company’s share repurchase program. As of November 30, 2023, $240.1 million remained available for share repurchases under this program.
Annual Business Outlook
FactSet is updating its outlook for fiscal 2024. The following forward-looking statements reflect FactSet's expectations as of today's date. Given the risk factors, uncertainties, and assumptions discussed below, actual results may differ materially. FactSet does not intend to update its forward-looking statements prior to its next quarterly results announcement.
Fiscal 2024 Expectations (with reference to previous guidance)
•Organic ASV plus professional services is expected to grow in the range of $110 million to $150 million during fiscal 2024 (reduced from $130 million to $175 million). This represents ASV growth of 6% at the midpoint.
•GAAP revenues are expected to be in the range of $2,200 million to $2,210 million (down from $2,210 million to $2,230 million).
•GAAP operating margin is expected to be in the range of 32.5% to 33.0% (down from 33.1% to 33.5%).
•Adjusted operating margin is expected to be in the range of 36.3% to 36.7% (unchanged).
•FactSet's annual effective tax rate is expected to be in the range of 16.5% to 17.5% (down from 17% - 18%).

News Release I For Immediate Release
•GAAP diluted EPS is expected to be in the range of $13.95 to $14.35 (down from $14.20 - $14.70).
•Adjusted diluted EPS is expected to be in the range of $15.60 to $16.00 (down from $15.65 - $16.15).
As part of FactSet's continuing focus on cost optimization, the Company expects to take a $10 to 15 million charge during the second quarter of fiscal 2024. Cost reduction items will include both variable costs and personnel-related costs.

Adjusted operating margin and adjusted diluted EPS guidance do not include certain effects of any non-recurring benefits or charges that may arise in fiscal 2024. Please see the back of this press release for a reconciliation of GAAP to adjusted metrics.
Conference Call
First Quarter 2024 Conference Call Details

Date:            Tuesday, December 19, 2023
Time:            11:00 a.m. Eastern Time
Participant Registration:    FactSet Q1 2024 Earnings Call Registration

Please register for the conference call using the above link before the call start time. The conference call platform will register your name and organization and provide dial-in numbers and a unique access pin. The conference call will have a live Q&A session.

A replay will be available on the Company’s investor relations website after 1:00 p.m. Eastern Time on December 19, 2023, through December 19, 2024. The earnings call transcript will be available via FactSet CallStreet.
Forward-looking Statements
This news release contains forward-looking statements based on management's current expectations, estimates, forecasts and projections about industries in which FactSet operates and the beliefs and assumptions of management. All statements that address expectations, guidance, outlook or projections about the future, including statements about the Company's strategy for growth, product development, revenues, future financial results, anticipated growth, market position, subscriptions, expected expenditures, trends in FactSet’s business and financial results, are forward-looking statements. Forward-looking statements may be identified by words like "expects," "believes," "anticipates," "plans," "intends," "estimates," "projects," "should," "indicates," "continues," "may" and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. Forward-looking statements speak only as of the date they are made, and FactSet assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.
About Non-GAAP Financial Measures
Financial measures in accordance with U.S. GAAP including revenues, operating income and margin, net income, diluted earnings per share and cash provided by operating activities have been adjusted.

FactSet uses these adjusted financial measures both in presenting its results to stockholders and the investment community and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Investors may benefit from referring to these adjusted financial measures in assessing the Company’s performance and when planning, forecasting and analyzing future periods and may also facilitate comparisons to its historical performance. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Organic revenues excludes the effects of acquisitions and dispositions completed in the last twelve months and foreign currency movements in all periods presented. Adjusted operating income and margin, adjusted net income, and adjusted diluted earnings per share exclude acquisition-related intangible asset amortization and non-recurring items. EBITDA excludes interest expense, provision for income taxes and depreciation and amortization expense. The Company believes that these adjusted financial measures help to fully reflect the underlying economic performance of FactSet.

News Release I For Immediate Release
Cash flows provided by operating activities has been reduced by purchases of property, equipment, leasehold improvements and capitalized internal-use software to report non-GAAP free cash flow. FactSet uses this financial measure both in presenting its results to stockholders and the investment community and in the Company’s internal evaluation and management of the business. Management believes that this financial measure is useful to investors because it permits investors to view the Company’s performance using the same metric that management uses to gauge progress in achieving its goals and is an indication of cash flow that may be available to fund further investments in future growth initiatives.
About FactSet
FactSet (NYSE:FDS | NASDAQ:FDS) helps the financial community to see more, think bigger, and work better. Our digital platform and enterprise solutions deliver financial data, analytics, and open technology to nearly 8,000 global clients, including over 207,000 individual users. Clients across the buy-side and sell-side as well as wealth managers, private equity firms, and corporations achieve more every day with our comprehensive and connected content, flexible next-generation workflow solutions, and client-centric specialized support. As a member of the S&P 500, we are committed to sustainable growth and have been recognized amongst the Best Places to Work in 2023 by Glassdoor as a Glassdoor Employees’ Choice Award winner. Learn more at www.factset.com and follow us on Twitter and LinkedIn.

FactSet
Investor Relations Contact:
Ali van Nes
+1.203.810.2273
avannes@factset.com
Media Contact
Megan Kovach
+1.512.736.2795
megan.kovach@factset.com

News Release I For Immediate Release

Consolidated Statements of Income (Unaudited)
	Three Months Ended
	November 30,
(In thousands, except per share data)	2023	2022
Revenues	$542,216	$504,815
Operating expenses
Cost of services	251,621	227,042
Selling, general and administrative	100,711	105,596
Asset impairments	844	282
Total operating expenses	353,176	332,920

Operating income	189,040	171,895

Other income (expense), net
Interest income	3,012	2,205
Interest expense	(16,738)	(16,537)
Other income (expense), net	(118)	322
Total other income (expense), net	(13,844)	(14,010)

Income before income taxes	175,196	157,885

Provision for income taxes	26,641	21,087
Net income	$148,555	$136,798

Basic earnings per common share	$3.91	$3.59
Diluted earnings per common share	$3.84	$3.52

Basic weighted average common shares	38,016	38,122
Diluted weighted average common shares	38,643	38,914

News Release I For Immediate Release

Consolidated Balance Sheets (Unaudited)

(In thousands)	November 30, 2023	August 31, 2023
ASSETS
Cash and cash equivalents	$411,855	$425,444
Investments	32,072	32,210
Accounts receivable, net of reserves of $9,328 at November 30, 2023 and $7,769 at August 31, 2023	245,318	237,665
Prepaid taxes	25,678	24,206
Prepaid expenses and other current assets	50,848	50,610
Total current assets	765,771	770,135

Property, equipment and leasehold improvements, net	83,168	86,107
Goodwill	1,005,269	1,004,736
Intangible assets, net	1,848,051	1,859,202
Deferred taxes	23,839	27,229
Lease right-of-use assets, net	138,262	141,837
Other assets	86,866	73,676
TOTAL ASSETS	$3,951,226	$3,962,922

LIABILITIES
Accounts payable and accrued expenses	$150,191	$121,816
Current lease liabilities	28,834	28,839
Accrued compensation	52,407	112,892
Deferred revenues	150,152	152,430
Current taxes payable	37,003	31,009
Dividends payable	37,299	37,265
Total current liabilities	455,886	484,251

Long-term debt	1,551,134	1,612,700
Deferred taxes	9,326	6,737
Deferred revenues, non-current	3,470	3,734
Taxes payable	31,256	30,344
Long-term lease liabilities	192,647	198,382
Other liabilities	6,767	6,844
TOTAL LIABILITIES	$2,250,486	$2,342,992

STOCKHOLDERS’ EQUITY
TOTAL STOCKHOLDERS’ EQUITY	$1,700,740	$1,619,930

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,951,226	$3,962,922

News Release I For Immediate Release

Consolidated Statements of Cash Flows (Unaudited)
	Three Months Ended
	November 30,
(In thousands)	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$148,555	$136,798
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	27,068	25,997
Amortization of lease right-of-use assets	7,618	9,697
Stock-based compensation expense	14,310	12,175
Deferred income taxes	6,703	(745)
Asset impairments	844	282
Changes in assets and liabilities, net of effects of acquisitions
Accounts receivable, net of reserves	(9,758)	(23,647)
Accounts payable and accrued expenses	31,284	18,744
Accrued compensation	(60,348)	(66,796)
Deferred revenues	(2,542)	(290)
Taxes payable, net of prepaid taxes	5,341	6,995
Lease liabilities, net	(9,783)	(11,237)
Other, net	(4,148)	(1,337)
Net cash provided by operating activities	155,144	106,636

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, equipment, leasehold improvements and capitalized internal-use software	(16,466)	(17,960)
Purchases of investments	(8,753)	(9,892)
Net cash provided by (used in) investing activities	(25,219)	(27,852)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of debt	(62,500)	(125,000)
Dividend payments	(37,053)	(33,665)
Proceeds from employee stock plans	28,404	23,423
Repurchases of common stock	(59,910)	—
Other financing activities	(13,505)	(10,990)
Net cash provided by (used in) financing activities	(144,564)	(146,232)

Effect of exchange rate changes on cash and cash equivalents	1,050	1,317
Net increase (decrease) in cash and cash equivalents	(13,589)	(66,131)
Cash and cash equivalents at beginning of period	425,444	503,273
Cash and cash equivalents at end of period	$411,855	$437,142

News Release I For Immediate Release
Reconciliation of U.S. GAAP Results to Adjusted Financial Measures
Financial measures in accordance with U.S. GAAP, including revenues, operating income and margin, net income, diluted EPS and cash provided by operating activities, have been adjusted below. FactSet uses these adjusted financial measures both in presenting its results to stockholders and the investment community and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Adjusted measures may also facilitate comparisons to FactSet’s historical performance.

Revenues
The table below provides a reconciliation of revenues to organic revenues.

(Unaudited)	Three Months Ended
	November 30,
(In thousands)	2023	2022	Change
Revenues	$542,216	$504,815	7.4%
Acquired revenues (a)	(174)	—
Currency impact (b)	(649)	—
Organic revenues	$541,393	$504,815	7.2%
(a)Removes acquisition-related revenues recognized during the first quarter of fiscal 2024 in which the comparable prior year period predated the acquisition.
(b)The current year impact from foreign currency movements.

News Release I For Immediate Release

Non-GAAP Financial Measures
The table below provides a reconciliation of operating income, operating margin, net income and diluted EPS to adjusted operating income, adjusted operating margin, adjusted net income, EBITDA and adjusted diluted EPS.

	Three Months Ended
	November 30,
(dollar amounts in thousands, except per share data)	2023	2022	% Change
Operating income	$189,040	$171,895	10.0%
Intangible asset amortization	17,344	18,008
Restructuring / severance	(2,419)	—
Business acquisition / integration costs(1)	—	3,499
Adjusted operating income	$203,965	$193,402	5.5%
Operating margin	34.9%	34.1%	81bps
Adjusted operating margin(2)	37.6%	38.3%	(69bps)
Net income	$148,555	$136,798	8.6%
Intangible asset amortization	12,368	15,577
Restructuring / severance	(1,725)	—
Business acquisition / integration costs(1)	—	3,026
Income tax items	(71)	(230)
Adjusted net income(3)	$159,127	$155,171	2.5%
Net income	148,555	136,798	8.6%
Interest expense	16,738	16,537
Income taxes	26,641	21,087
Depreciation and amortization expense	27,068	25,997
EBITDA	$219,002	$200,419	9.3%
Diluted EPS	$3.84	$3.52	9.1%
Intangible asset amortization	0.32	0.40
Restructuring / severance	(0.04)	—
Business acquisition / integration costs(1)	—	0.08
Income tax items	0.00	(0.01)
Adjusted Diluted EPS(3)	$4.12	$3.99	3.3%
Weighted average common shares (Diluted)	38,643	38,914
(1)Related to acquisition and integration costs of the CUSIP Global Services acquisition.
(2)Adjusted operating margin is calculated as Adjusted operating income divided by Revenues.
(3)For purposes of calculating Adjusted net income and Adjusted diluted earnings per share, all adjustments for the three months ended November 30, 2023 and November 30, 2022 were taxed at an adjusted tax rate of 28.7% and 13.5%, respectively.

News Release I For Immediate Release
Business Outlook Operating Margin, Net Income and Diluted EPS

(Unaudited)
Figures may not foot due to rounding	Annual Fiscal 2024 Guidance
(In millions, except per share data)	Low end of range	High end of range
Revenues	$2,200	$2,210
Operating income	$715	$729
Operating margin	32.5%	33.0%
Intangible asset amortization	84	82
Adjusted operating income	$799	$811
Adjusted operating margin (a)	36.3%	36.7%

Net income	$540	$556
Intangible asset amortization	70	68
Discrete tax items	(6)	(5)
Adjusted net income	$604	$618

Diluted earnings per common share	$13.95	$14.35
Intangible asset amortization	1.81	1.75
Discrete tax items	(0.16)	(0.13)
Adjusted diluted earnings per common share	$15.60	$16.00
(a)Adjusted operating margin is calculated as Adjusted operating income divided by Revenues.

Free Cash Flow

(Unaudited)	Three Months Ended
	November 30,
(In thousands)	2023	2022	Change
Net Cash Provided for Operating Activities	$155,144	$106,636
Less: purchases of property, equipment, leasehold improvements and capitalized internal-use software	(16,466)	(17,960)
Free Cash Flow	$138,678	$88,676	56.4%

News Release I For Immediate Release
Supplementary Schedules of Historical ASV by Client Type
The following table presents the percentages and growth rates of organic ASV by client type, excluding the impact of currency movements, and may be useful to facilitate historical comparisons. Organic ASV excludes acquisitions and dispositions completed within the last twelve months and the effects of foreign currency movements. The numbers below do not include professional services or issuer fees.

	Q1'24	Q4'23	Q3'23	Q2'23	Q1'23	Q4'22	Q3'22	Q2'22
% of ASV from buy-side clients	82.0%	81.8%	82.1%	82.8%	82.8%	82.9%	83.7%	83.6%
% of ASV from sell-side clients	18.0%	18.2%	17.9%	17.2%	17.2%	17.1%	16.3%	16.4%

ASV Growth rate from buy-side clients	7.2%	6.9%	7.3%	8.1%	8.0%	8.5%	9.6%	8.4%
ASV Growth rate from sell-side clients	7.6%	9.3%	12.3%	15.8%	14.4%	13.8%	12.9%	12.6%

The following table presents the calculation of organic ASV plus professional services.
(Details may not sum to total due to rounding)

(In millions)	Q1'24
As reported ASV plus Professional Services (a)	$2,184.6
Currency impact (b)	0.4
Organic ASV plus Professional Services	$2,185.0
Organic ASV plus Professional Services growth rate	7.1%
(a)Includes $22.2 million in professional services as of November 30, 2023.
(b)The impact of foreign currency movements.